Exhibit 99.1

FOR RELEASE: IMMEDIATE

U.S. Cellular to discuss upcoming iPhone 6 offerings, subscriber trends, spectrum and tower sales during CTIA convention

CHICAGO – Sept. 10, 2014 – United States Cellular Corporation (USM) plans to discuss certain performance results during meetings with investors, analysts, and media Sept. 9-11 in Las Vegas, NV, in conjunction with the CTIA Super Mobility Week convention.

U.S. Cellular President and CEO Kenneth R. Meyers and other members of the company’s senior leadership team will discuss the following developments:

•         U.S. Cellular has announced it will offer iPhone 6 and iPhone 6 Plus, the biggest advancements in iPhone history, beginning Sept. 19.

•         In August, the company achieved its third consecutive month of postpaid customer growth. As discussed during the second quarter 2014 earnings conference call on Aug. 1, U.S. Cellular achieved positive net postpaid additions in June and July, through strong growth in gross customer additions and improved churn rates.

•         U.S. Cellular continues to make progress on monetizing non-strategic assets. The company is actively optimizing its spectrum portfolio through transactions with other carriers. U.S. Cellular has launched the sale of 595 non-strategic cell towers in areas outside of its core market focus. Wells Fargo Securities and TD Securities are managing the transaction.

About U.S. Cellular
United States Cellular Corporation provides a comprehensive range of wireless products and services, excellent customer support, and a high-quality network to 4.7 million customers in 23 states. The Chicago-based company had 6,400 full- and part-time associates as of June 30, 2014. At the end of the second quarter of 2014, Telephone and Data Systems, Inc. owned 84 percent of U.S. Cellular. For more information about U.S. Cellular, visit uscellular.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of any pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transactions and the financial impacts of such transactions; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of wireless devices, or the mix of products and services offered by U.S. Cellular. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by U.S. Cellular to furnish this press release to the Securities and Exchange Commission ("SEC"), which are incorporated by reference herein.

Media Contacts

Jane McCahon

312-437-4284

jane.mccahon@teldta.com

Source United States Cellular Corporation

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